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                                                                    EXHIBIT 4.28


                       [Translated from Chinese Original]

                            PURCHASE OPTION AGREEMENT



                                      among



                      FORTUNE SOFTWARE (BEIJING) CO., LTD.


                                    XIONG WEI


                                   FAN ZHENFEI

                                       and


                      BEIJING PREMIUM TECHNOLOGY CO., LTD.




                                  August, 2007

                                 BEIJING, CHINA






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                            PURCHASE OPTION AGREEMENT

This Purchase Option Agreement ("this Agreement") is entered into in Beijing, People's Republic of China (the "PRC") on this August 21, 2007 by and among:

Party A: Fortune Software (Beijing) Co. Ltd.
Address: Room 626, Beijing Hangtian Jingmi Mansion, No. 30 Haidian Nalu Road, Haidian District, Beijing, the People's Republic of China (the "PRC")
Postal code: 100080

Party B: Xiong Wei
Address: 9/F., Tower C, Corporation Mansion, No.35 Financial Avenue, Xicheng District, Beijing, the PRC
ID No.: 610113197206201645

Party C: Fan Zhenfei
Address: 9/F., Tower C, Corporation Mansion, No.35 Financial Avenue Xicheng District Beijing, the PRC
ID No.: 370282197711186915

Party D: Beijing Premium Technology Co., Ltd.
Address: Room 621, Beijing Hangtian Jingmi Mansion, No. 30 Haidian Nalu Road, Haidian District, Beijing
Postal code: 100080

Party A, Party B, Party C and Party D will each be referred to as a "Party" and collectively referred to as the "Parties.

WHEREAS,

(1) Party D is a company with limited liability duly organized and validly existing under the laws of PRC; Party B and Party C are current shareholders of Party D and each holding 55% and 45% shares in Party D respectively.

(2) To finance the investment by Party B and Party C in Party D, Party A has entered into loan agreements respectively with Party B and Party C on September 10, 2007, providing Party B and Party C with loans of RMB 550,000 Yuan and RMB 450,000 Yuan, respectively. Pursuant to the Loan Agreement, Party B and Party C has invested the full amount of the loans in Party D's registered capital.

(3) Party B and Party C hereto wish to grant Party A or the qualified entity designated by Party A the exclusive purchase option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of Party D's share equity owned by Party B and/or Party C, or the all or a portion of the Party's D's assets.


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     NOW AND THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development and after friendly negotiations, the Parties hereby enter into the following agreements pursuant to the provisions of relevant laws and regulations of the PRC.

                             ARTICLE 1. DEFINITIONS

     The terms used in this Agreement shall have the meanings set forth below:

1.1 "This Agreement" means this Purchase Option Agreement and all appendices thereto, including written instruments as originally executed and as may from time to time be amended or supplemented by the Parties hereto through written agreements.

1.2 "The PRC" means, for the purpose of this Agreement, the People's Republic of China, excluding Hong Kong, Taiwan and Macao.

1.3 "Date" means the year, month and day. In this Agreement, "within" or "no later than", when used before a year, month or day, shall always include the relevant year, month or day.

              ARTICLE 2. THE GRANT AND EXERCISE OF PURCHASE OPTION

2.1 The Parties hereto agree that Party A shall be granted an exclusive purchase option to acquire, at any time upon satisfaction of the requirements under applicable laws and conditions as agreed in this Agreement (including, without limitation, as under applicable laws, when Party B and/or Party C cease to be Party D's directors or employees, or Party B and/or Party C propose to transfer their share equity in Party D to any party other than the existing shareholders of Party D), the entire or a portion of Party D's share equity owned by Party B and/or Party C, or the entire or portion of the assets owned by Party D ("Purchase Option"). The Purchase Option granted hereby shall be irrevocable during the term of this Agreement and may be exercised by Party A or any eligible entity designated by Party A.

2.2 Party A (or the eligible entity designated by Party A) may exercise the aforesaid purchase option by delivering a written notice to Party B, Party C and/or Party D (as the case may be) subject to the PRC laws and regulations (the "Exercise Notice"), specifying the number of shares intended to be purchased from Party B and/or Party C, or the amount of assets intended to be purchased from Party B ("Purchased Shares (Assets)"), and the method of purchase.

2.3 Within thirty (30) days of the receipt of the Exercise Notice, Party B, Party C or Party D (as the case may be) shall execute a share/asset transfer contract and other documents (collectively, the "Transfer Documents") necessary to effect the respective transfer of share equity or assets with Party A (or any eligible party designated by Party A).


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2.4 When applicable laws permit the exercise of the purchase option provided hereunder and Party A elects to exercise such purchase option, Party B, Party C and Party D shall unconditionally assist Party A to obtain all approvals, permits, registrations, filings and other procedures necessary to effect the transfer of relevant share equity or assets.

                            ARTICLE 3. EXERCISE PRICE

3.1 When it is permitted by applicable laws, Party A (or any eligible party designated by Party A) shall have the right to acquire, at any time, all of Party D's assets or its share equity owned by Party B and Party C, at a price equal to the registered capital of Party D.

3.2 If Party A (or any eligible party designated by Party A) elects to purchase a portion of Party D's share equity or assets, then the exercise price for such purpose shall be adjusted accordingly based on the percentage of such share equity or assets to be purchased over the total share equity or assets.

3.3 When Party A (or a qualified entity designated by party A) is to acquire all or a portion of Party D's equity share from Party B and Party C pursuant to this Agreement, Party A has the right to substitute the principle amounts Party B and Party C respectively owe Party A under the Loan Agreement for the purchase prices payable to Party B and Party C, respectively.

3.4 When acquiring share equity or assets from Party B, Party C, or Party D pursuant to this Agreement, Party A (or a qualified entity designated by party
A) shall pay an actual exercise price based on the exercise price under applicable PRC laws or requirements of relevant authorities, if the exercise price under applicable laws or requirements of relevant authorities is higher than the exercise price under this Agreement.

                    ARTICLE 4. REPRESENTATIONS AND WARRANTIES

4.1 Each party hereto represents to the other parties that:

4.1.1 it has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; and

4.1.2 the execution or performance of this Agreement shall not violate any significant contract or agreement to which it is a party or by which it or its assets are bounded.


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                           ARTICLE 5. OTHER COVENANTS

The Parties further agree as follows:

5.1 Before Party A (or a qualified entity designated by party A) has acquired all the equity/assets of Party D by exercising the purchase option provided hereunder, Party D shall not:

5.1.1 sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of its assets, operations or any legal or beneficiary interests with respect to its revenues (unless such sale, assignment, mortgage, disposal or encumbrance is relating to its daily operation or has been disclosed to and agreed by Party A in writing);

5.1.2 enter into any transaction which may materially affect its assets, liability, operation, equity or other legal rights (unless such transaction is relating to its daily operation or has been disclosed to and agreed by Party A in writing); and

5.1.3 distribute any dividend to its shareholders in any manner.

5.2 Before Party A (or a qualified entity designated by party A) has acquired all the equity/assets of Party D by exercising the purchase option provided hereunder, Party B and/or Party C shall not individually or collectively:

5.2.1 supplement, alter or amend the articles of association of Party D in any manner to the extent that such supplement, alteration or amendment may have a material effect on Party D's assets, liability, operation, equity or other legal rights (except for pro rata increase of registered capital mandated by applicable laws);

5.2.2 cause Party D enter into any transaction to the extent such transaction may have a material effect on Party D's assets, liability, operation, equity or other legal rights (unless such transaction is relating to Party D's daily operation or has been disclosed to and agreed by Party A in writing); and

5.2.3 cause Party D's board of directors adopt any resolution on distributing dividends to its shareholders.

5.3 Party B and Party C shall, to the extent permitted by applicable laws, cause Party D's operational term to be extended to equal the operational term of Party A.

5.4 Party A shall provide or arrange other parties to provide financings to Party D to the extent Party D needs such financing to finance its operation. In the event that Party D is unable to repay such financing due to its losses, Party A shall waive or cause the relevant parties to waive all recourse against Party D with respect to such financing.

5.5 To the extent Party B and/or Party C are subject to any legal or economic liabilities to any institution or individual as a result of performing their obligations under this Agreement or any other agreements between them and Party A, Party A shall provide all support necessary to enable Party B and/or Party C to duly perform their obligations under this Agreement and any other agreements and to hold Party B and/or Party C harmless against any loss or damage caused by their performance of obligations under such agreements.


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5.6 If Party A decides to transfer its rights under the Loan Agreement to any third party, and has sent a written notice to the other Parties, Party A has the right to transfer its rights and obligation hereunder to such third party at the same time, with no need to obtain the prior consent of the Parties hereto.

5.7 Party B and Party C shall execute a Proxy of voting rights to the satisfaction of Party A, attached hereto as Exhibit 1, authorizing a qualified third party designated by Party A to exercise all the voting rights on behalf of Party B and Party C. The first term of such Proxy shall be 20 years. Unless Party A notifies Party B and Party C in writing to terminate such Proxy, the term of this Proxy will be extended automatically after the expiry of the first term.

                           ARTICLE 6. CONFIDENTIALITY

6.1 Each Party shall keep confidential all the content of this Agreement. Without the prior consent of all Parties, no Party shall disclose any content of this Agreement to any other party or make any public announcements with respect to any content of this Agreement. Notwithstanding the forgoing provisions of this Article 6, the following disclosure shall be permitted: (i) disclosure made pursuant to any applicable laws or any rules of any stock exchange of US, PRC or relevant countries; (ii) disclosure of information which has become public information other than due to any breach by the disclosing party; (iii) disclosure to any Party's shareholders, legal counsel, accountants, financial advisors or other professional advisors, or (iv) disclosure to any potential purchasers of a Party or its shareholders' equity/assets, its other investors, debts or equity financing providers, provided that the receiving party of confidential information has agreed to keep the relevant information confidential (such disclosure shall be subject to the consent of Party A in the event that Party A is not the potential purchaser).

6.2 The Parties agree this Article 6 will survive any invalidity, modification, cancellation or termination of this Agreement, if applicable.

                 ARTICLE 7. APPLICABLE LAW AND EVENTS OF DEFAULT

7.1 The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.

7.2 Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any Party shall constitute an event of default. The defaulting Party shall assume all the legal liabilities pursuant to the applicable laws.


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                          ARTICLE 8. DISPUTE RESOLUTION

8.1 Any dispute arising from the performance of this Agreement shall be first subject to the Parties' friendly consultations. If the parties fail to make an written agreement within thirty days after consultation, such dispute will be submitted to the China International Economic and Trade Arbitration Commission ("CIETAC") in accordance with its arbitration rules/procedures. The tribunal will be composed of one (1) arbitrator appointed by the chairman of CIETAC.

8.2 The arbitration shall be administered by the Beijing branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission in Beijing.

8.3 The arbitration award shall be final and binding on the Parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.

                            ARTICLE 9. EFFECTIVENESS

9.1 This Agreement shall be effective upon the execution hereof by all Parties hereto and shall remain effective thereafter. This Agreement may not be terminated without the unanimous consent of all the Parties except Party A may, by giving a thirty (30) days prior notice to the other Parties hereto, terminate this Agreement.

9.2 If during the term of this Agreement, the operation term of Party A or Party D (including any extended term) expires or is terminated due to other reasons, this Agreement shall be terminated at the time such Party terminates, unless Party A has transferred its rights and obligations hereunder to others pursuant to Article 5.6.

                              ARTICLE 10. AMENDMENT

10.1 All Parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been made in written form, and agreed by all of the Parties and Party A and Party D have obtained necessary authorization and approvals with respect to such amendment. Any modification and supplementary to this Agreement after signed by both Parties, become an integral part of this Agreement, and has the same legal force with this Agreement.

                            ARTICLE 11. COUNTERPARTS

11.1 This Agreement is executed in four (4) counterparts, and are equally authentic. . Party A, Party B, Party C, and Party D shall each hold one counterpart.


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                            ARTICLE 12. MISCELLANEOUS

12.1 Party B and Party C's obligations, covenants and liabilities to Party A hereunder are joint and several, and Party B and Party C shall assume joint and several liabilities with respect to such obligations, covenants and liabilities. With respect to Party A, a default by Party B shall automatically constitute a default by Party C, and vice versa.

12.2 The title and headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

12.3 The Parties may enter into supplementary agreements to address any issue not covered by this Agreement. The supplementary agreements so entered shall be an appendix hereto and shall have the same legal effect as this Agreement.

[The remaining of this page is intentionally left blank]


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                                    Exhibit 1
                                    ---------
                                      Proxy

I, Xiong Wei the citizen of People Republic of China, ID No. 610113197206201645, hereby authorizes Fortune Software Beijing to exercise the following rights and powers during the term of this Proxy:

(1) attend the shareholders' meeting of Beijing Premium Technology Co. Ltd. ("Company") as my proxy, and exercise all the voting rights of shareholders granted by the relevant laws and the Articles of Association of the Company on behalf of the Company; and

(2) Designate and appoint the directors, general manager, chief financial officer and other senior management of the Company as my authorized representative;

Party A hereby accepts the authorization herein.

The above authorization shall be subject to Fortune Software (Beijing) Co. Ltd. continuing to be the designated party (or appointed party). Unless Fortune Software (Beijing) Co. Ltd. (the appointed party) sends a written notice to terminate or replace the title of Fortune Software (Beijing) Co. Ltd. as the designated party (or appointed party), this Proxy shall continue to be valid for 20 years after the execution, and shall be renewed automatically after the expiry of the first term.


Entrusting Party(signature):

Date:





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                                    Exhibit 1
                                    ---------
                                      Proxy


I, Fan Zhenfei, the citizen of People Republic of China, ID No.
370282197711186915, hereby authorizes Fortune Software to exercise the following rights and powers during the term of this Proxy:

(1) attend the shareholders' meeting of Beijing Premium Technology Co. Ltd. ("Company") as my proxy, and exercise all the voting rights of shareholders granted by the relevant laws and the Articles of Association of the Company on behalf of the Company; and

(2) Designate and appoint the directors, general manager, chief financial officer and other senior management of the Company as my authorized representative;

Party A hereby accepts the authorization herein.

The above authorization shall be subject to Fortune Software (Beijing) Co. Ltd. continuing to be the designated party (or appointed party). Unless Fortune Software (Beijing) Co. Ltd. (the appointed party) sends a written notice to terminate or replace the title of Fortune Software (Beijing) Co. Ltd. as the designated party (or appointed party), this Proxy shall continue to be valid for 20 years after the execution, and shall be renewed automatically after the expiry of the first term.


Entrusting Party(signature):

Date:











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[execution page only]


Party A: Fortune Software  (Beijing )Co. Limited

Seal:
Authorized Representative (Signature):


Party B: Xiong Wei

(Signature):


Party C: Fan Zhenfei

(Signature):


Party D: Beijing Premium Technology Co, Ltd.

Seal:
Authorized Representative
(Signature):